EXHIBIT 32.1

OFFICER’S SECTION 1350 CERTIFICATIONS

Each of the undersigned officers of Income Opportunity Realty Investors, Inc., a Nevada corporation (the “Company”) hereby certifies that:

(i)	The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

(ii)	The information contained in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007 fairly presents in all material respects, the financial condition and results of operations of the Company, at and for the period indicated.

Date: May 15, 2007	By:	/s/ Daniel J. Moos
Daniel J. Moos
President and Chief Operating Officer
(Principal Executive Officer)

/s/ Steven A. Abney
Steven A. Abney
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)